Exhibit 99.1

News Release

Contact: Gary R. Flaharty (713) 439-8039 H. Gene Shiels (713) 439-8822	Baker Hughes Incorporated P.O. Box 4740 Houston, Texas 77210-4740

Baker Hughes Announces Organizational Changes

HOUSTON, Texas — February 28, 2005. Baker Hughes Incorporated (BHI — NYSE) announced today that David H. Barr has been appointed Group President, Drilling and Evaluation and Douglas J. Wall has been appointed Group President, Completions and Production. Both Mr. Barr and Mr. Wall will report directly to James R. “Rod” Clark, Baker Hughes’ President and Chief Operating Officer. The promotions are effective February 28, 2005.

The new Drilling and Evaluation Group includes the Baker Atlas, Baker Hughes Drilling Fluids, Hughes Christensen and INTEQ divisions. Martin S. Craighead has been appointed President of Baker Atlas filling the position opened by the promotion of Mr. Barr. Paul S. Butero has been appointed President of Hughes Christensen succeeding Trevor M. Burgess who has left the company.

The new Completions and Production Group consists of the Baker Oil Tools, Baker Petrolite, and Centrilift divisions. Chris P. Beaver has been appointed President of Baker Oil Tools filling the position opened by the promotion of Mr. Wall.

James R. “Rod” Clark, Baker Hughes President and Chief Operating Officer, said, “Both David Barr and Doug Wall bring strong business, operational, and leadership skills to their new positions. By creating two groups, we recognize that each group is facing distinct challenges and opportunities best addressed with focused strategies, technologies, and capital.”

Mr. Clark added, “Within the groups, the divisions will sharpen their focus on customer relationships, develop best-in-class technologies, and deliver flawless execution at the manufacturing and operational level. The new organization will provide growth opportunities for many individuals as we strengthen our regional presence and capabilities. I am excited that we have been able to promote managers such as Chris Beaver, Paul Butero, and Martin Craighead who have provided excellent leadership to Baker Hughes while promoting our Core Values.”

Chad C. Deaton, Baker Hughes Chairman and Chief Executive Officer, said, “The organizational structure announced today supports the implementation of our long-

term strategy. We are strengthening our best-in-class product-line focus while we move closer to our global customers — particularly the national oil companies — and work to improve overall enterprise efficiency.”

Biographies

David H. Barr, 55, was named Group President, Drilling and Evaluation in 2005 after serving since 2000 as President of Baker Atlas. Previously, he was Vice President, Supply Chain Management for Cameron division of Cooper Cameron Corporation, where he served for one year. Mr. Barr began his career with Hughes Tool Company in 1972 after completing his Bachelor of Science degree in mechanical engineering at Texas Tech University. His career with Baker Hughes spans 33 years in various manufacturing, marketing, engineering, and product management functions. Most of his tenure has been with the Hughes Tool and Hughes Christensen divisions, and he was the original architect and executive manager of Project Renaissance.

Douglas J. Wall, 52, was named Group President, Completions and Production in 2005. He has served as President of Baker Oil Tools since 2003. Prior to 2003 Mr. Wall served as President of Hughes Christensen, a position he held since joining Baker Hughes in 1997. Previously, he was President of Western Rock Bit, then Hughes Christensen’s distributor in Canada. Over a 20-year period, Mr. Wall held a variety of senior executive positions with oilfield services companies in Canada. He earned a bachelor’s degree from the University of Calgary and a Master of Business Administration degree from the University of Alberta.

Chris P. Beaver, 47, was named President of Baker Oil Tools in 2005. Prior to this appointment Mr. Beaver served as Vice President of Finance for Baker Petrolite a position he has held since 2002. Since joining Baker Hughes in 1985, Mr. Beaver has held numerous financial and accounting positions at INTEQ and Hughes Christensen in the United States and Eastern Hemisphere. He is a member of the Institute of Chartered Accounts of Scotland and earned a bachelor’s degree in Economics and Accounting from the University of Newcastle and a Master of Business Administration degree from Aberdeen University.

Paul S. Butero, 48, was named President of Hughes Christensen in 2005. Mr. Butero joined Baker Hughes in 1981 and has served 24 years in a number of operations roles in the United States and the Eastern Hemisphere before becoming Vice President of Marketing for Hughes Christensen in 2000. He earned a Bachelor of Science degree from the University of Colorado-Boulder.

Martin S. Craighead, 45, was named President of Baker Atlas in 2005. He has served as Vice President of Worldwide Operations for Baker Atlas since 2003. He joined the company in 1986 and has served Western Atlas and Baker Atlas in a number of operational positions including assignments in Canada, Latin America, and Asia. Before he joined Baker Hughes, he was employed as a Research Engineer at BJ Services. He earned a Bachelor of Science degree from Pennsylvania State University in Petroleum and Natural Gas Engineering and a Master of Business Administration from Vanderbilt University.

Forward Looking Statements

This news release (and any oral statements) may contain forward-looking statements with in the meaning of Section 27A or the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Additional information and risk factors are contained in our Form 10-K for the fiscal year ended December 31, 2003 and other filings with the SEC about the risks and uncertainties that could cause actual results to be different. The company’s SEC filings can be viewed at http://www.Bakerhughes.com. The company assumes no responsibility to update any of the information referenced in this news release.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

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NOT INTENDED FOR BENEFICIAL HOLDERS